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                                                                       EXHIBIT 5


                  [SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]






                                 August 5, 1998



Citizens Bancshares, Inc.
10 East Main Street
Salineville, Ohio  43945


Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 ("Registration Statement") to be filed by Citizens Bancshares, Inc. ("Bancshares") in connection with the issuance of up to 19,170,700 of its common shares, no par value (the "Bancshares Common Shares"), upon the terms and conditions set forth in the Amended and Restated Merger Agreement, dated as of August 5, 1998, by and among Bancshares and Mid Am, Inc. (the "Merger Agreement"), relating to the merger of Mid Am, Inc. with and into Bancshares.
We have examined the Merger Agreement, the Shareholder Rights Plan, dated as of July 21, 1998, between Bancshares and The Citizens Banking Company (the "Rights Plan") and such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that (i) the Bancshares Common Shares, when issued by Bancshares as contemplated in the Merger Agreement and the Registration Statement, will be legally issued, fully paid and nonassessable and (ii) the preferred share purchase rights associated with the Bancshares Common Shares, when and to the extent issued in accordance with the Rights Plan, will be validly issued.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Opinions" in the prospectus/proxy statement contained therein.


                                                Respectfully submitted,

                                                SQUIRE, SANDERS & DEMPSEY L.L.P.